UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 20, 2016, CT Energy Holding SRL, a Barbados Society with Restricted Liability (“CT Energy”), loaned $2 million to Harvest Natural Resources, Inc., a Delaware corporation (“Harvest”), pursuant to a 15% non-convertible senior secured note, dated June 19, 2015 (the “Additional Draw Note”). As previously disclosed, Harvest sold the Additional Draw Note to CT Energy pursuant to a securities purchase agreement, dated June 19, 2015 (the “Securities Purchase Agreement”). The Securities Purchase Agreement provides that CT Energy can elect to loan, under the Additional Draw Note, $2 million of funds to Harvest per month for up to six months beginning on June 20, 2016. The June 20, 2016 loan is, and any additional loans under the Additional Draw Note will be, secured by substantially all of the Harvest’s assets, including equity in certain of Harvest’s subsidiaries, as further described in the security agreement that was executed in connection with the Securities Purchase Agreement.

Item 8.01	Other Events.

CT Energy’s June 20, 2016 loan to Harvest extends the “Claim Date” under the Securities Purchase Agreement to July 19, 2016. As previously disclosed, the Claim Date was set to expire on June 20, 2016, the business day following the one-year anniversary of the execution of the Securities Purchase Agreement, but CT Energy can extend the Claim Date on a month-by-month basis, for up to six months, by making the $2 million monthly loans under the Additional Draw Note. Upon the expiration of the Claim Date, among other previously-disclosed consequences, CT Energy’s governance rights under the Securities Purchase Agreement would terminate (but only if the volume weighted average price of Harvest’s common stock over any 30-day period had failed to equal or exceed $2.50 per share before the Claim Date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: June 24, 2016

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel